CUSTOMER IDENTIFICATION PROGRAM ADDENDUM TO TRANSFER AGENCY AGREEMENT

THIS ADDENDUM, dated September 30, 2003, modifies the Transfer Agency Agreement by and between UMB Fund Services, Inc. ("UMBFS") and Scout Investment Advisors, Inc. the ("Advisor") on behalf of each of the UMB Scout Funds (the "Funds"), such Transfer Agency Agreement being hereinafter referred to as the "Agreement."

WHEREAS, Section 326 of the USA PATRIOT Act (the "Act") and final rules adopted by the Department of the Treasury's Financial Crimes Enforcement Network (the "Rules") require the Funds to develop and implement a written customer identification program, which among other things, is designed to verify the identity of any person opening an account and determine whether such person appears on any list of known or suspected terrorists or terrorist organizations;

WHEREAS, in order to assist its transfer agent clients with their customer identification compliance responsibilities under the Act and the Rules, UMBFS has provided to the Advisor for its consideration and approval written procedures describing various tools designed to assist in the verification of persons opening accounts with the Funds and determination of whether such persons appear on any list of known or suspected terrorists or terrorist organizations, and the Advisor has, after review, selected various procedures and tools to comply with its customer identification program and its obligations under the Act and the Rules (the "Verification Procedures"); and

WHEREAS, the Funds desire to implement the Verification Procedures as part of their overall anti-money laundering program and, subject to the terms of the Rules, delegate to UMBFS the day-to-day operation of the Verification Procedures on behalf of the Funds.

NOW THEREFORE, the parties agree, and the Agreement is hereby modified, as follows:

1. The Advisor acknowledges that it has had an opportunity to review, consider and comment upon and select the Verification Procedures and has determined that they, as part of the Funds' overall anti-money laundering program, are reasonably designed to prevent the Funds from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the Bank Secrecy Act and the implementing regulations thereunder.

2. Based on this determination, the Advisor hereby instructs and directs UMBFS to implement the Verification Procedures on the Funds' behalf, as such may be amended or revised from time to time.

3. It is contemplated that the Verification Procedures will be amended from time to time by the parties as directed by the Advisor based on its experience in the operation of the Verification Procedures and/or as additional regulations are adopted and/or regulatory guidance is provided relating to the Funds' anti-money laundering responsibilities.

4. UMBFS agrees to provide to the Funds (i) any reports received by UMBFS from any government agency or applicable industry self-regulatory organization pertaining to UMBFS' anti-money laundering monitoring on behalf of the Funds as provided in this Addendum, (ii) any action taken in response to anti-money laundering violations as described in (i), and (iii) an annual report of its verification activities on behalf of the Funds. UMBFS shall provide such other reports on the verification activities conducted at the direction of the Advisor as may be agreed to from time to time by UMBFS and the Funds' anti-money laundering compliance officer. For purposes of providing the information required by this section or any other notice hereunder, the designated contact person shall be the Advisor's current anti-money laundering compliance officer.

5. The Advisor hereby directs, and UMBFS acknowledges, that UMBFS shall (1) permit federal regulators access to such information and records maintained by UMBFS and relating to UMBFS' implementation of the Verification Procedures on behalf of the Funds, as they may request, and (2) permit such federal regulators to inspect UMBFS' implementation of the Verification Procedures on behalf of the Funds.

6. Fees and expenses (other than those already set forth in the Agreement) for services to be provided by UMBFS hereunder as well as under that certain Addendum dated as of July 24, 2002 relating to the implementation of certain monitoring procedures under Section 352 of the Act are set forth on Schedule A to this Addendum. The fee schedule attached to the July 24, 2002 Addendum is hereby specifically superceded.

7. This Addendum constitutes the written instructions of the Advisor pursuant to the terms of the Agreement. Except to the extent supplemented hereby, the Agreement, as previously supplemented, shall remain in full force and effect.

8. This Addendum shall be effective as of October 1, 2003, or, if later, as of the compliance date for the Rules.


IN WITNESS HEREOF, the undersigned have executed this Addendum as of the date and year first above written.


SCOUT INVESTMENT ADVISORS, INC.
(the "Advisor")



By: /s/ James L. Moffett
    -----------------------
    Authorized Officer



UMB FUND SERVICES, INC.
("UMBFS")



By: /s/ Randy Pavlick
    ----------------------
    Authorized Officer

                                   SCHEDULE A
                                     TO THE
      CUSTOMER IDENTIFICATION PROGRAM ADDENDUM TO TRANSFER AGENT AGREEMENT

                                      FEES




Set up Fee (one time fee)                                   $1,000/Fund Family

Annual Maintenance Fee                                      $2,000/Portfolio

Primary Payment Systems, Inc. INDENTITY CHEK(SM)
Program Search Charges                                      At cost

Account Set-up Surcharge                                    $1.00/account
(for non-individual accounts)

Research                                                    $2.50/research item
(Research fees shall apply each time a shareholder's account activity generates a P-SAR.)

SAR Filing Fee                                              $25.00/SAR